UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MEMRY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEMRY CORPORATION

3 Berkshire Boulevard

Bethel, Connecticut 06801

(203) 739-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November     , 2005

To the Holders of Common Stock of

MEMRY CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Memry Corporation (the “Company”) will be held at the Company’s corporate headquarters located at 3 Berkshire Boulevard, Bethel, Connecticut 06801, on Friday, December 9, 2005, at 10:00 a.m., for the following purposes:

1. To elect nine persons to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders and until his or her respective successor is elected and qualified.

2. To consider and vote upon an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from Forty Million (40,000,000) to Sixty Million (60,000,000).

3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 21, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after October 21, 2005, during ordinary business hours at the Company’s principal executive offices located at the address first set forth above.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

Dated:	Bethel, Connecticut
November , 2005
By Order of the Board of Directors,

Robert P. Belcher
Secretary

MEMRY CORPORATION

3 Berkshire Boulevard

Bethel, Connecticut 06801

(203) 739-1100

PROXY STATEMENT

Annual Meeting of Stockholders

Friday, December 9, 2005

INTRODUCTION

This proxy statement (“Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Memry Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 9, 2005, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions and, if no choice is specified, the proxies will be voted in favor of election of the nine nominees for directors specified herein and in favor of the amendment to the Company’s Certificate of Incorporation.

The Company’s Annual Report for the fiscal year ended June 30, 2005 was mailed to stockholders, along with these proxy materials, on or about November     , 2005.

The Annual Meeting of Stockholders of Memry Corporation will be held on Friday, December 9, 2005, at the Company’s corporate headquarters located at 3 Berkshire Boulevard, Bethel, Connecticut 06801, at 10:00 a.m. local time.

VOTING RIGHTS AND PROXY INFORMATION

Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors, which has fixed the close of business on Friday, October 21, 2005 as the record date (the “Record Date”) for the determination of holders of outstanding shares of the Company’s Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Holders of record of Common Stock at the close of business on October 21, 2005, are entitled to notice of and to vote at the meeting. As of October 21, 2005, there were issued and outstanding 28,754,240 shares of the Company’s Common Stock, each entitled to one vote, which were held of record on such date by 788 record holders. All nine directors shall be elected by a plurality of the shares of the Company’s Common Stock present and voting (in other words, the nine individuals receiving the largest number of votes will be elected). The affirmative vote of the holders of a majority of the voting power of the shares of the Company’s Common Stock is required for the adoption of the resolution authorizing and approving the Capitalization Amendment (as defined herein). Because of these voting requirements, a stockholder who does not vote at the Annual Meeting or who abstains from voting on the resolution to authorize and approve the Capitalization Amendment, would, in effect, be voting against such proposal because such shares would not be counted in determining whether the necessary majority vote had been obtained. Broker non-votes would likewise have the effect of being counted as a vote against such proposal.

All shares of the Company’s Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions indicated on the proxies unless such proxies have previously been revoked. To the extent that no direction is indicated, the shares will be voted FOR the election of all of the Company’s nominees as directors and FOR the adoption of a resolution approving the Capital Amendment. See

“PROPOSAL NO. 1 - ELECTION OF DIRECTORS” and “PROPOSAL NO. 2 - AMENDMENT TO MEMRY CORPORATION’S CERTIFICATE OF INCORPORATION.” If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Annual Meeting may be adjourned, and additional proxies solicited, if at the time of the Annual Meeting a quorum is not present or the votes necessary to approve the Capitalization Amendment have not been obtained. Any adjournment of the Annual Meeting would require the affirmative vote of the holders of at least a majority of the shares of the Company’s Common Stock represented at the Annual Meeting (regardless of whether such shares constituted a quorum).

Any stockholder who has executed and returned a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by attending the Annual Meeting and voting in person, by executing a later-dated proxy relating to the same shares or by a writing revoking the proxy and, in the latter two cases, delivering such later-dated proxy or writing to the Secretary of the Company prior to the vote at the Annual Meeting. Any writing intended to revoke a proxy should be sent to the Company at its principal executive offices, 3 Berkshire Boulevard, Bethel, Connecticut 06801, Attention: Robert P. Belcher, Secretary.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited via personal interview or telephone by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company’s Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith.

The stockholders of the Company have no dissenters’ rights in connection with any of the proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 21, 2005, information regarding beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock (based on information furnished to the Company on behalf of such persons or otherwise known to the Company), (ii) each of the directors of the Company and nominees for director of the Company, (iii) each of the executive officers named in the annual compensation table captioned “Summary Compensation Table” below, and (iv) all current directors and executive officers as a group. Beneficial ownership of a security is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A person is deemed to be the beneficial owner of a security, subject to Rule 13d-3(b) if, among other things, that person has the right to acquire such security within 60 days.

COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding (1)
New England Partners Capital, L.P. One Boston Plaza, Suite 3630 Boston, Massachusetts 02108	1,925,000(2)	6.7%

James G. Binch 362 Canoe Hill Road New Canaan, Connecticut 06840	860,537(3)	3.0%

W. Andrew Krusen, Jr. 3415 Morrison Avenue, Tampa, Florida 33629	734,665(4)	2.6%

Kempton J. Coady, III 4 Fernwood Road Westport, Connecticut 06880	150,622(5)	*

Dr. Edwin Snape 1095 Long Pond Road Wellfleet, Massachusetts 02667	1,965,695(6)	6.8%

Francois Marchal Compagnie Financiere Aval S.A. 6 Route de Malagnou Case Postale 521 CH-1211 Geneve 17 Switzerland	367,743(7)	1.3%

Michel de Beaumont American Equities Overseas (UK) 12 Park Place London SW1A 1LP England	179,909(8)	*

Robert P. Belcher 165 Grassy Hill Road Woodbury, Connecticut 06798	418,000(9)	1.5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding (1)
Carmen L. Diersen 10527 Parker Drive Eden Prairie, Minnesota 55347	5,674(10)	*

James V. Dandeneau P O Box 159 307 Thompson Road Thompson, Connecticut 06277	2,478,569(11)	8.6%

Dean J. Tulumaris 56 Charolais Way Burlington, CT 06013	82,500(12)	*

Dr. Ming H. Wu 4 Empire Lane Bethel, Connecticut 06801	142,200(13)	*

All directors and executive officers as a group (11 persons)	7,386,114(14)	25.7%

*	Less than one percent.

(1)	In each case where shares subject to warrants or options are included as beneficially owned by an individual or group, the percentage of all shares owned by such individual or group is calculated as if all such warrants or options had been exercised prior to such calculation.
(2)	The information as to the beneficial ownership of Common Stock by New England Partners Capital, L.P. (“NEP”) was obtained from its statement on Schedule 13G filed on February 18, 2002 with the Securities and Exchange Commission. Includes warrants currently exercisable to purchase 375,000 shares of Common Stock at $1.25 per share.
(3)	Includes 859,530 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes 1,007 shares of Common Stock owned by Mr. Binch’s daughter. Mr. Binch disclaims beneficial ownership of such shares owned by his daughter.
(4)	Includes 20,713 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes 275,000 shares of Common Stock owned by WIT Ventures, LTD. (“WIT”), 8,000 shares of Common Stock owned by Krusen-Vogt & Co., (“KVC”), 269,000 shares of Common Stock owned by Dominion Financial Group International LDC (“DFGI”), and 25,000 shares owned by Dominion Capital Management. Mr. Krusen is the President and a principal stockholder of JAWIT Corporation, which is the managing General Partner of WIT, a General Partner of KVC and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.
(5)	Includes 20,713 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes 50,000 shares of Common Stock held by Merrill, Lynch, Pierce, Fenner & Smith, as custodian of an IRA for the benefit of Mr. Coady’s wife.

(6)	Includes 5,819 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes (i) 1,569,979 shares of Common Stock, (ii) 10,459 shares of Common Stock that may be acquired through the exercise of vested stock options, and (iii) warrants currently exercisable to purchase 375,000 shares of Common Stock at $1.25 per share, each owned by NEP. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).
(7)	Includes 2,739 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes 365,004 shares of Common Stock directly owned by Compagnie Financiere Aval S.A. Mr. Marchal is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).
(8)	Includes 2,061 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes (i) 40,000 shares of Common Stock directly owned by Emerge Capital and (ii) 127,700 shares of Common Stock directly owned by Samisa Investment Corp. (“Samisa”). Mr. de Beaumont is a stockholder and beneficial owner of Emerge Capital and Samisa. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).
(9)	Includes 373,000 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(10)	Includes 715 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(11)	Includes 10,000 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(12)	Includes 82,500 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(13)	Includes 138,700 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(14)	See prior footnotes.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of nine members: James G. Binch, W. Andrew Krusen, Jr., Kempton J. Coady, III, Dr. Edwin Snape, Francois Marchal, Michel de Beaumont, Robert P. Belcher, Carmen L. Diersen and James V. Dandeneau. All of the directors are elected annually and hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

The Board of Directors recommends election of each of the following nine individuals: James G. Binch, W. Andrew Krusen, Jr., Kempton J. Coady, III, Dr. Edwin Snape, Francois Marchal, Michel de Beaumont, Robert P. Belcher, Carmen L. Diersen and James V. Dandeneau.

All such individuals currently serve as directors. It is intended that the persons named as proxies will vote FOR the election of the nominees as directors. Proxies cannot be voted for more than nine individuals.

Nominees for Director

Name	Age	Positions with the Company	Director Since
James G. Binch	58	President, Chief Executive Officer and Director	1989

W. Andrew Krusen, Jr.(1),(2)	57	Director	1994

Kempton J. Coady, III(2),(3)	57	Director	1999

Dr. Edwin Snape(3)	65	Chairman of the Board	2002

Francois Marchal(1), (2)	61	Director	2003

Michel de Beaumont(3)	63	Director	2004

Robert P. Belcher	57	Senior Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer and Vice Chairman and Director	2004

Carmen L. Diersen(1)	45	Director	2004

James V. Dandeneau	47	President Putnam Plastics Division and Director	2004

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance and Nominating Committee.
(3)	Member of Compensation Committee.

Directors and Nominees For Director

James G. Binch has been Chief Executive Officer of the Company since December 1991, and served as Chairman of the Board from September 1993 until February 2004. He has also served as President of the Company since February 2004, also serving in such capacity from December 1991 until July 1999, and served as Treasurer of the Company from July 1994 until September 1999. He was the President and a director of Trinity Capital Corporation, a merchant-banking firm, from its inception in 1987 until 1994. He has been the President, Chief Executive Officer and the sole stockholder of Harbour Investment Corporation, the general partner of Harbour Holdings Limited Partnership, an investment management company, since its inception in June 1992. From 1985 to 1987, he served as President and Chief Operating Officer of Lummus Crest, Inc., the principal engineering subsidiary of Combustion Engineering, Inc., with annual revenues of $300,000,000 and approximately 4,000 employees. From 1980 to 1985, Mr. Binch served as Vice President, Corporate Strategic Planning for Combustion Engineering, Inc., a manufacturing and engineering firm. Mr. Binch is a graduate engineer from Princeton University. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania.

W. Andrew Krusen, Jr. is a graduate of Princeton University with a Bachelor’s Degree in Geology. Since 1989, he has been President of Dominion Financial Group, Inc. (“DFG”), a family controlled corporation involved in real estate development and financial services. DFG serves as the managing General Partner of WIT Ventures,

LTD., a family limited partnership where Mr. Krusen and his immediate family members are limited partners. Mr. Krusen is also the Managing Member of Gulf Standard Energy Company, LLC, an oil and gas concern; Chairman of the Executive Committee of Dominion Financial Group International, LDC; and Chairman of Florida Capital Group, Inc., a bank holding company. He is a director of Raymond James Trust Company, Trinsic, Inc., Highpine Oil & Gas Ltd., and Beall’s, Inc.

Kempton J. Coady, III has been the President of Sona MedSpa Massachusetts since October, 2004. From 2002 to 2003, Mr. Coady was Principal and owner of Medical Device Kempton & Associates, Inc., a provider of consulting services to corporate and private equity groups. From 2000 to 2002 Mr. Coady served as the Chief Executive Officer and Executive Director of Deltex Medical Group plc. Deltex Medical Group plc was privately held from 1998 to April 2000 and was known as Deltex Medical Holdings Limited where Mr. Coady also served as the Group Chief Executive Officer and as Executive Director. Prior to that, from 1997 to 1998, Mr. Coady was Senior Managing Director at Quintiles MTC/BRI Corporation, a medical device contract research company. Mr. Coady was the Vice President of Business Development from 1996 to 1997 and Vice President - Worldwide Marketing from 1995 to 1996 for the Patient Monitoring Division of Datascope Corporation, a medical device company. From 1992 to 1994, Mr. Coady was the President and Chief Executive Officer of MCG International, a medical device company. Mr. Coady holds a B.S. degree in Chemistry/Biology from Bates College, and an M.P.S. degree in Health Care Administration and an M.B.A. degree, both from Cornell University.

Dr. Edwin Snape has been a principal of New England Partners, a private equity investment firm, since 1994. Previously, Dr. Snape was a Managing General Partner of the Vista Group, a private equity investment firm. Dr. Snape is a director of Callisto Pharmaceuticals, Inc., Diomed Holdings, Inc., MSO Medical and Deltex Medical Holdings Ltd.

Francois Marchal has been a Director and Investor of Aval Fund Management, Guernsey, since 1998. From September 1988 to June 1998, Mr. Marchal was employed by Societe Generale de Banque in Paris where he headed sales of French equities in Paris, London, New York and Tokyo. As a registered French broker, he was a Director Participant and Manager of the brokerage firm Nouailhetas. He also worked as a Portfolio Manager for family owned private companies and worked for a period as a Financial Analyst and Portfolio Manager for Banque De L’Union Europeene. Mr. Marchal is also a Director of Laboratoires Boiron, a listed French company, of Didot-Bottin, a French listed industrial holding company and Pastel & Associates, a private fund management company. Mr. Marchal holds a doctoral degree in law (Diplôme d’études supérieures) from Paris “Faculte de Droit” and a degree in business administration (Diplôme d’études supérieures spécialisé) from the University of Paris Dauphine.

Michel de Beaumont has been a Director of American Equities Overseas (UK) Ltd., a private securities brokerage and corporate finance firm, since he co-founded the firm in 1981. Previously, he was Vice President of American Securities Corporation, responsible for continental European clients, developing fund management, brokerage and corporate finance. He served as Vice President of Institutional Sales for Smith Barney Harris Upman as the European coordinator responsible for marketing new research ideas to European clients. Earlier positions included Vice President of Marketing and Corporate Finance in the Institutional Sales department for Oppenheimer & Co., and Financial Analyst responsible for France and French-speaking Switzerland dealing with institutional clients for investment banker Dominick & Dominick. He is also a director of Beijing Med-Pharm Corporation, located in Springfield, New Jersey. Mr. de Beaumont holds a degree in Business Administration from the University of Paris and a degree in Advanced Mathematics, Physics and Chemistry from the Universities of Poiters and Paris.

Robert P. Belcher has been employed by the Company since July 1999 and was elected by the Board of Directors to serve as Vice Chairman in July 2004. Mr. Belcher was elected by the Board to serve as Senior Vice President—Finance and Administration in July 2001 and as Chief Financial Officer, Secretary and Treasurer in September 1999 (and still serves in such positions). From September 1999 until July 2001, he served as Vice President. Prior to joining the Company, Mr. Belcher served as Chief Financial Officer for Eatwell Enterprises, as well as Managing Director of Associated Asset Management Inc. From 1996 through 1998, Mr. Belcher was the Chief Financial Officer for Anderson Group Inc. From 1994 to 1996, he served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994, Mr. Belcher was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Connecticut. From 1981 until 1988, Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, Inc., including

Corporate Vice President - Operations Consulting and Corporate Vice President—Strategic Planning. His experience with Combustion Engineering, Inc., as well as with Kendall Company’s Hospital Products Division, involved numerous manufacturing cost studies, budget development and control, as well as information systems development. Mr. Belcher received his B.A. degree and M.A. degree in Economics from Vanderbilt University and his M.B.A. with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Supply Officer from 1971 to 1974.

Carmen L. Diersen joined American Medical Systems, Inc. as Executive Vice President in March 2004 and assumed the office of Chief Financial Officer on March 22, 2004. From 1992 to 2004, she held positions in which she was responsible for finance, business development, and general management at Medtronic, Inc. From March 2002 through 2003, she was Vice President, General Manager, Musculoskeletal Tissue Services; from February 1999 through March 2002, she was Vice President of Finance and Administration and Vice President of Business Development, Americas and Asia Pacific. Between 1992 and 1999, Ms. Diersen held financial positions in Medtronic, Inc.’s Heart Valve Division, its Tachyarrhythmia Management Division and its Bradycardia Pacing Division. From 1982 to 1992, she held various financial positions at Honeywell Inc. Ms. Diersen received a B.S. in Accounting from the University of North Dakota and an M.B.A. degree from the University of Minnesota, Carlson School of Management, and is a Certified Public Accountant.

James V. Dandeneau has been President of the Company’s subsidiary, Putnam Plastics Company, LLC, since November 2004. Prior to that time, Mr. Dandeneau was the President of Putnam Plastics Corporation, a company that Mr. Dandeneau founded in 1984. Under his direction, Putnam Plastics has become one of the nation’s leading specialty polymer-extrusion companies serving the medical device industry. Mr. Dandeneau graduated from the University of Massachusetts Lowell with a B.S. degree in plastic engineering. He worked with Sabin Corporation, a division of Cook, Inc., from the time he graduated until he founded Putnam Plastics.

Director Independence

The listing standards of the American Stock Exchange require that a majority of the members of a listed company’s board of directors be independent and that each listed company’s board of directors make an affirmative determination that those persons serving as independent directors have no relationships that would impair their independence. The Board of Directors has determined that each director other than Messrs. Binch, Belcher and Dandeneau is independent.

Committees

The Board of Directors has established three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

The Audit Committee presently consists of Messrs. Krusen and Marchal and Ms. Diersen. The main function of the Audit Committee is to oversee the Company’s accounting and financial reporting processes, internal systems of control, independent auditor relationships and audit of the Company’s financial statements. The Audit Committee is also responsible for determining the appointment of the Company’s independent registered public accounting firm and any change in that appointment, and for ensuring the auditors’ independence. Each member of the Audit Committee is “independent,” as such term is defined in the listing standards for companies listed on the American Stock Exchange. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. The Board has determined that Ms. Diersen, Chairman of the Audit Committee and Director, is an audit committee financial expert (as such term is defined by the Securities and Exchange Commission). The Board made such determination on the basis of Ms. Diersen’s prior experience, including, among other things, her extensive experience as a financial officer and in other positions that involve the performance of functions similar to those performed by a financial officer, as well as her educational background, as described above. The Audit Committee met seven times during the fiscal year ended June 30, 2005. A copy of the written charter adopted by the Board of Directors for the Audit Committee and as currently in effect is included on the Company’s website, www.memry.com. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter, and the Board of Directors confirms the Audit Committee Charter, on an annual basis.

The Compensation Committee, the members of which are currently Messrs. Coady and de Beaumont and Dr. Snape, is authorized, subject to review by the entire Board (i) to determine the compensation of officers and directors of the Company and its subsidiaries and (ii) to review the adequacy of all employee benefit plans and revise existing plans or develop new plans when appropriate. The Compensation Committee is also authorized to make awards under, and oversee the administration of, the Company’s stock option plans. Each member of the Compensation Committee is “independent,” as defined in the listing standards for companies listed on the American Stock Exchange. The Compensation Committee met five times during the fiscal year ended June 30, 2005.

The Corporate Governance and Nominating Committee, the members of which are currently Messrs. Krusen, Coady and Marchal, is responsible for identifying, screening, and recommending qualified candidates to serve on the Company’s Board of Directors and for taking a leadership role in shaping the corporate governance of the Company. A copy of the written charter adopted by the Board of Directors for the Corporate Governance and Nominating Committee and as currently in effect is included on the Company’s website, www.memry.com. Pursuant to its charter, the Committee is directed, among other things, to: develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board; formulate a process to identify and evaluate candidates to be recommended; review periodically compensation programs for non-employee directors and make recommendations for changes when appropriate; evaluate the performance of incumbent members of the Board to determine whether to recommend such persons for re-election; and review the corporate governance principles of the Company and the Company’s Code of Conduct and Ethics, recommending changes where appropriate. Each member of the Corporate Governance and Nominating Committee is “independent,” as defined in the listing standards for companies listed on the American Stock Exchange. The Corporate Governance and Nominating Committee met one time during the fiscal year ended June 30, 2005. During the first quarter of the fiscal year ended June 30, 2006, the Corporate Governance and Nominating Committee met to recommend the nomination of the directors for which proxies are being hereby solicited.

It is the policy of the Company that the Corporate Governance and Nominating Committee consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the Committee where it has not determined to re-nominate a qualified incumbent director. All stockholder nominating recommendations must be in writing, addressed to the Corporate Governance and Nominating Committee, care of the Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Corporate Governance and Nominating Committee to consider, no later than 120 days prior to such annual meeting of stockholders.

In addition to the foregoing, stockholders may nominate directors for election without consideration by the Corporate Governance and Nominating Committee by complying with the eligibility, advance notice and other provisions of the Company’s Bylaws. Under the Company’s Bylaws, a stockholder is eligible to submit a stockholder nomination if the stockholder is entitled to vote for the election of directors at the meeting at which the director(s) will be elected. The stockholder also must provide the Company timely notice of the nomination and the notice must contain specified information concerning the nominee and the stockholder proposing the nomination. Any stockholder desiring a copy of the Company’s bylaws will be furnished a copy without charge upon written request to the Secretary of the Company at the address provided in this Proxy Statement. See “STOCKHOLDER PROPOSALS” below.

Process for Identifying and Evaluating Nominees for Director

The Company is of the view that the continuing service of qualified incumbents on its Board of Directors promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Corporate Governance and Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The Committee will evaluate the qualifications and performance of each such incumbent director and, in particular, will:

•	consider if the director continues to satisfy the minimum qualifications (as described below) for director candidates adopted by the Committee;

•	review the assessments of the performance of the director during the preceding term made by the Committee; and

•	determine whether there exist any special, countervailing considerations against re-nomination of the director.

If the Committee determines that:

•	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term; and

•	there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated,

•	the Committee will, absent special circumstances, propose the incumbent director for re-election.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates, and where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

As to each recommended candidate that the Committee believes merits consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the Securities and Exchange Commission and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director;

•	determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

Based on all available information and relevant considerations, the Committee will select, a candidate who, in the view of the Committee, is most suited for membership on the Board.

In making its selection, the Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates.

Qualifications for Directors

The Corporate Governance and Nominating Committee believes that members of the Company’s Board of Directors must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. It is therefore the policy of the Committee that all persons nominated to serve as a director of the Company should meet the following minimum qualifications:

Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant) that demonstrates an ability to function effectively in an oversight role.

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include:

•	contemporary governance concerns;

•	regulatory obligations of a public issuer;

•	strategic business planning;

•	competition in a global economy; and

•	basic concepts of corporate finance.

Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to attend substantially all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s Annual Meeting of Stockholders, after taking into consideration their other business and professional commitments, including service on the boards of other companies.

Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

In addition to the satisfaction of threshold criteria, the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances. In particular, the Committee will also consider whether:

•	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of the principal stock market on which the Company’s Common Shares are listed for trading;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the principal stock market on which the Company’s Common Shares are listed for trading;

•	at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

The Committee will also seek to promote through the nominations process an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

Attendance at Meetings

The Board of Directors held eight meetings during the fiscal year ended June 30, 2005. Each incumbent director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors from the time each such director was duly elected or appointed to serve as director in fiscal year 2005 and the total number of meetings held by all committees of the Board on which each director served during such period. Each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person, but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. At last year’s annual meeting, each individual who at that time was serving as a member of the Board of Directors attended the meeting in person.

Compensation of Directors

All non-employee directors who remain as such as of the last day of any given fiscal quarter are issued quarterly, in arrears, within 60 days of the last day of each fiscal quarter, such number of shares of Common Stock as shall have a fair market value equal to $3,000, up to a maximum number of 4,000 shares with respect to any fiscal quarter. Such stock grants are fully vested at the time of grant. In addition, all non-employee directors who remain as such as of the last day of any given fiscal quarter are issued quarterly, in arrears, effective as of the last day of each fiscal quarter, a non-qualified stock option to acquire such number of shares of Common Stock (subject to restrictions and risk of forfeiture) as shall have a fair market value equal to $4,500, at a per share exercise price equal to the fair market value. The fair market value of the grant of stock or stock options to non-employee directors is equal to the last reported trading price on the last trading day of the applicable fiscal quarter. All such options granted to non-employee directors become vested and exercisable in equal thirds on each of the first, second and third anniversaries of the date of grant; however a non-employee director’s options are subject to forfeiture if, prior to their vesting, the director voluntarily resigns (other than following certain defined “changes of control”). In addition, all non-employee directors are entitled to receive $1,000 for each meeting of the entire board, and $600 for each committee meeting, attended by them. Each non-employee director who serves as either the Chairman of the Board of Directors or as a Chairman of a committee is entitled to receive a Chairman’s Payment, which is paid quarterly. The Chairpersons are paid as follows: (i) Chairman of the Board of Directors - $2,000 per quarter; (ii) Chairman, Corporate Governance Committee - $1,000 per quarter; (iii) Chairman, Compensation Committee - $1,500 per quarter; and (iv) Chairman, Audit Committee - $3,000 per quarter. Directors are all reimbursed for expenses reasonably incurred in connection with the performance of their duties.

Communications with the Board of Directors

The Board of Directors of the Company provides a process for stockholders to send communications to the Board, committees of the Board and individual directors. The manner in which stockholders can send such communications, and the Company’s process for determining which communications will be relayed to board members is included on the Company’s website, www.memry.com.

Code of Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all members of the Board of Directors and to all officers and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Code is available on the Company’s website, www.memry.com, and print copies are available to any stockholder who makes a request directed to the attention of the Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801. The Code also serves as the Company’s “code of ethics,” as defined in Item 406(b) of Regulation S-K. In addition, except as otherwise may be required by the listing standards for companies listed on the American Stock Exchange, the Company intends to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller or any person performing similar functions and relates to any element of the definition of “code of ethics” set forth in Item 406(b) of Regulation S-K by posting such information on its website, www.memry.com.

Executive Officers of the Company

The following table lists information regarding the current executive officers of the Company:

Name	Position	Age
James G. Binch	President and Chief Executive Officer	58

Robert P. Belcher	Senior Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer and Vice Chairman	57

Dean J. Tulumaris	Chief Operating Officer	49

Dr. Ming H. Wu	Vice President - Office of Technology	50

James V. Dandeneau	President Putnam Plastics Division	47

Executive officers are elected until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified. Information with respect to Messrs. Binch, Belcher and Dandeneau are set forth above under the heading “Directors and Nominees for Director.”

Dean J. Tulumaris has been employed by the Company since August 2002. From that time through May 2004, he served as the Company’s Vice President – Operations and General Manager. Since May 2004, he has served as the Company’s Chief Operating Officer. From 2000 to 2002, Mr. Tulumaris was the Vice President and General Manager of Medsource Corporation’s Plastic Division. From 1999 to 2000, he served as Vice President of Eastern Operations for Reynolds & Reynolds, a manufacturer and distributor of printed-paper labels in Dayton, Ohio. From 1996 to 1999, Mr. Tulumaris was the Director of Ohio Operations for Rubbermaid, Inc. Mr. Tulumaris holds a B.A. degree in Business Economics and an M.B.A. degree in Operations from Lewis University.

Dr. Ming H. Wu has served the Company since March 2000 as Vice President - Office of Technology. From July 1998, until March 2000, Dr. Wu served the Company as Vice President and General Manager - Eastern Operations. From January 1998 through June 1998, Dr. Wu was Vice President of Engineering -Eastern Operations and from September 1996 through January 1998, he served as Director of Engineering. From July 1987 through August 31, 1996, Dr. Wu served the Company as Chief Metallurgist. Prior to his employment at the Company, Dr. Wu was Adjunct Research Professor at Naval Postgraduate School in Monterey, California. Dr. Wu holds an M.S. degree and a Ph.D. degree in Materials Science and Engineering from the University of Illinois-Champaign-Urbana.

Executive Compensation

The following table sets forth certain information for the fiscal years ended June 30, 2005, 2004 and 2003 regarding the total remuneration paid to the Company’s Chief Executive Officer and its other executive officers.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards
		Salary		Bonus	Shares of Common Stock Underlying Options (#)		All Other Compensation
James G. Binch	2005	$311,000		$69,498	0	(1)	$36,231	(2)
President and Chief	2004	$284,500		$0	115,000	(1)	$36,000	(2)
Executive Officer	2003	$278,077		$139,590	115,000	(1)	$36,000	(2)

Robert P. Belcher	2005	$214,373		$36,938	100,000	(3)	$21,000	(4)
Senior Vice President - Finance and Administration,	2004	$200,900		$0	40,000	(3)	$6,000	(4)
Chief Financial Officer, Secretary and Treasurer and Vice Chairman	2003	$198,649		$71,473	40,000	(3)	$6,000	(4)

Dean J. Tulumaris	2005	$186,923		$25,543	60,000	(6)	$11,073	(7)
Chief Operating Officer	2004	$168,923	(5)	$20,000	100,000	(6)	$6,000	(7)
	2003	$139,554		$0	85,000	(6)	$3,554	(7)

Dr. Ming H. Wu	2005	$162,091		$20,988	0		$0
Vice President - Office of	2004	$151,414		$0	25,000	(8)	$0
Technology	2003	$149,655		$39,874	25,000	(8)	$0

James V. Dandeneau(10)	2005	$126,923	(9)(10)	$0	40,000	(11)	$2,308	(12)
President Putnam Plastics Division

(1)	With respect to the 115,000 options granted in fiscal 2003, 57,500 are exercisable and 57,500 become exercisable in equal installments on May 21 of each of 2006 and 2007 at an exercise price of $1.03 per share. With respect to the 115,000 options granted in fiscal 2004, 28,750 are exercisable and 86,250 become exercisable in equal installments on May 18, 2006, 2007 and 2008. Options were not granted in fiscal year 2005.
(2)	Mr. Binch received a $6,000 car allowance in each of fiscal 2003 and 2004 and a $6,331 car allowance in fiscal 2005. Mr. Binch received four quarterly payments of $7,500 each in each of fiscal years 2003, 2004 and 2005, respectively, all of which are intended to be invested by Mr. Binch at his discretion for retirement planning.

(3)	With respect to the 40,000 options granted in fiscal 2003, 20,000 are exercisable and 20,000 become exercisable in equal installments on May 21 of each of 2006 and 2007 at an exercise price of $1.03 per share. With respect to the 40,000 options granted in fiscal 2004, 10,000 are exercisable and 30,000 become exercisable in equal installments on May 18 of each of 2006, 2007 and 2008 at an exercise price of $1.74 per share. With respect to the 100,000 options granted in fiscal 2005, 25,000 are exercisable and 75,000 become exercisable in equal installments on July 21 of each of 2006, 2007 and 2008 at an exercise price of $1.40 per share.
(4)	Mr. Belcher received car allowances of $6,000 in each of fiscal 2003, 2004 and 2005, respectively. Mr. Belcher received a payment of $15,000 in fiscal 2005, all of which is intended to be invested by Mr. Belcher at his discretion for retirement planning.
(5)	In its 2004 Proxy Statement, the Company reported that Mr. Tulumaris’ annual salary for fiscal year 2004 was $195,062. Mr. Tulumaris’ annual salary for fiscal year 2004 was actually $168,238. The annual salary set forth in the Company’s 2004 Proxy Statement included a bonus paid in the amount of $20,000 and car allowances of $6,000 paid to Mr. Tulumaris.
(6)	With respect to 60,000 of the aggregate 85,000 options granted to Mr. Tulumaris in fiscal 2003, 30,000 are currently exercisable, and 30,000 become exercisable in equal installments on November 6 of each of 2005 and 2006 at an exercise price of $1.47 per share. Of the remaining 25,000 options, 12,500 are currently exercisable, and 12,500 become exercisable in equal installments on May 21 of each of 2006 and 2007 at an exercise price of $1.03 per share. With respect to the 100,000 options granted in fiscal 2004, 25,000 are exercisable and 75,000 become exercisable in equal installments on May 18 of each of 2006, 2007 and 2008 at an exercise price of $1.74 per share. The 60,000 options granted in fiscal 2005 become exercisable in equal installments on May 26 of each of 2006, 2007, 2008 and 2009 at an exercise price of $1.66 per share.
(7)	Mr. Tulumaris received car allowances of $6,000 in each of fiscal 2003 and 2004 and $4,615 in fiscal 2005 and leased car payments of $5,697 and $761 for car insurance payments.
(8)	With respect to the 25,000 options granted to Dr. Wu in fiscal 2003, 12,500 are exercisable and 12,500 become exercisable in equal installments on May 21 of each of 2006 and 2007 at an exercise price of $1.03 per share. With respect to the 25,000 options granted in fiscal 2004, 6,250 are exercisable and 18,750 become exercisable in equal installments on May 18 of each of 2006, 2007 and 2008 at an exercise price of $1.74 per share. Options were not granted in fiscal year 2005.
(9)	Mr. Dandeneau became an executive officer of the Company in November 2004. As such, there is no information reportable for the fiscal years ended June 30, 2004 and 2003 for Mr. Dandeneau.
(10)	Mr. Dandeneau began employment with the Company in November 2004 and thus the salary received in fiscal year 2005 represented payment for services from November 2004 through June 2005.
(11)	The 40,000 options granted in fiscal 2005 become exercisable in equal installments on November 11 of each of 2005, 2006, 2007 and 2008 at an exercise price of $2.38 per share.
(12)	Mr. Dandeneau received a $2,308 car allowance in fiscal 2005.

Option/SAR Grants In Last Fiscal Year

INDIVIDUAL GRANTS						POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM
Name	Number of Shares of Common Stock Underlying Unexercised Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
James G. Binch	0/0		0%	$0	0	$0	$0
Robert P. Belcher	100,000/0	(2)	18.71%	$1.40	07/21/14	$88,045	$223,124
Dean Tulumaris	60,000/0	(3)	11.22%	$1.66	05/26/15	$62,637	$158,736
Dr. Ming H. Wu	0/0		0%	$0	0	$0	$0
James V. Dandeneau	40,000/0	(4)	7.49%	$2.40	11/09/14	$60,374	$152,999

(1)	Assumes full vesting of options.
(2)	The options vest in equal installments on July 21 of each of 2005, 2006, 2007 and 2008.
(3)	The options vest in equal installments on May 26 of each of 2006, 2007, 2008 and 2009.
(4)	The options vest in equal installments on November 9 of each of 2005, 2006, 2007 and 2008.

Aggregated Option/SAR Exercises in Last

Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares of Common Stock Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable(1)	Value of Unexercised In-the- Money Options/SARs at FY-End ($) Exercisable/Unexercisable(2)
James G. Binch	0	0	945,380/172,500	$178,712/$82,512
Robert P. Belcher	0	0	323,000/185,000	$147,850/$119,700
Dean J. Tulumaris	0	0	67,500/177,500	$36,550/$73,250
Dr. Ming H. Wu	0	0	138,700/37,500	$51,344/$17,937
James V. Dandeneau	0	0	0/40,000	$0/$0

(1)	Amounts reflect the status of outstanding options as of June 30, 2005.
(2)	Based on the closing price per share of the Company’s Common Stock of $2.03 on June 30, 2005, the last trading day of the Company’s fiscal year ended June 30, 2005.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	4,685,331	$1.89	2,398,603
Equity compensation plans not approved by security holders	0	$0.00	N/A

Total	4,685,331	$1.89	2,398,603

Employment Agreements

Employment Agreement with James G. Binch

Effective September 8, 2004, the Company and Mr. Binch entered into an Employment Agreement that is intended to cover Mr. Binch’s employment until the time of his retirement and the appointment of a successor President and Chief Executive Officer of the Company. The initial term of the agreement ends on December 31, 2005, which term then automatically renews for successive one-year periods unless or until Mr. Binch or the Company gives notice of his or its intention not to renew. Neither party has given such notice with respect to the intention not to renew, and as such, Mr. Binch’s term of employment has been automatically renewed until December 31, 2006.

The agreement entitles Mr. Binch to receive (i) an annual base salary of $300,000; (ii) additional compensation in the form of an annual bonus determined by and in the sole discretion of the Board of Directors of the Company; (iii) an automobile allowance of $500 per month; (iv) up to $7,500 per calendar quarter towards retirement and/or deferred compensation benefits; and (v) certain other fringe benefits and perquisites as set forth in the agreement.

The agreement also provides that if Mr. Binch’s employment is terminated (a) by the Company without cause (including by the Company determining not to renew the term at a time that cause does not then exist), or (b) by Mr. Binch for “Good Reason,” Mr. Binch would become entitled to (i) bi-weekly payments equal to his bi-weekly salary payments for two years from the date of termination; (ii) bonuses for the fiscal years ending during such period equal in each year to 50% of the sum of the annual bonuses he received with respect to the two fiscal years ending immediately prior to the date of termination; and (iii) during such period, continued quarterly payments for retirement and/or deferred compensation benefits. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the agreement (if such failure has not been cured within 30 days after written notice of same has been given to the Company), or (y) a material diminution in the position, duties and/or responsibilities of Mr. Binch upon or following a “Change of Control of the Company” (as such term is defined in the agreement).

The agreement provides that in the event of termination of Mr. Binch’s employment for any reason other than for cause, (i) each outstanding option held by Mr. Binch as of September 8, 2004 that is not an incentive stock option and that remains unexercised, but vested, at the time of termination shall terminate upon the tenth anniversary of grant of such option and (ii) each outstanding option held by Mr. Binch as of September 8, 2004 that is an incentive stock option shall be amended to provide that each such vested option shall be deemed to no longer be an incentive stock option, but shall not terminate until the tenth anniversary of grant of such option (it being further agreed and understood that any options described above which remain unvested at the time of termination will, by their terms, terminate at such time).

Employment Agreement with Robert P. Belcher

Effective July 21, 2004, the Company entered into an Amended and Restated Employment Agreement with Mr. Belcher in substitution for an employment agreement which had been in place since September 2001. Pursuant to the amended agreement, Mr. Belcher serves in the capacities of Vice Chairman, Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary. The initial term of the amended agreement ended on August 31, 2005, which then automatically renews for successive one-year periods unless or until Mr. Belcher or the Company gives notice of his or its intention not to renew. Pursuant to this provision, the term of the agreement has most recently been automatically renewed through July 20, 2006. The agreement entitles Mr. Belcher to receive (i) an annual base salary of $214,000; (ii) a one-time grant of 100,000 incentive stock options, vesting in four equal annual installments beginning on July 21, 2005, at an exercise price equal to $1.40 per share; (iii) additional compensation in the form of an annual target bonus equal to 50% of the annual base salary and/or stock option grants determined by and in the sole discretion of the Board of Directors of the Company; (iv) an automobile allowance of $500 per month; (v) up to $15,000 per year towards retirement and/or deferred compensation benefits; and (vi) certain other fringe benefits and perquisites as set forth in the agreement.

If the Company elects not to renew the amended agreement as of the end of any term, then the Company shall be required to pay to Mr. Belcher his base salary for a period of 15 months following the termination of the employment agreement, as and when the same would otherwise be due, and an amount equal to 125% of his target bonus, as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

The amended agreement also provides that if Mr. Belcher’s employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Mr. Belcher for “Good Reason,” Mr. Belcher would become entitled to a lump-sum payment equal to the sum of (i) 125% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 125% of the amount of the target cash bonus for Mr. Belcher for the fiscal year that the termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the amended agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), (y) a material diminution in the position, duties and/or responsibilities of Mr. Belcher upon or following a “Change of Control of the Company” (as such term is defined in the amended agreement), provided that Mr. Belcher elected to terminate the agreement on that basis not later than two years following the date of such Change of Control, or (z) or the relocation of Mr. Belcher’s principal place of business to a location more than 60 miles from both Bethel, Connecticut and Easton, Connecticut, without his consent. In the event of a termination as described above, all incentive and non-qualified stock options then held by Mr. Belcher that were still subject to any vesting requirements would have such vesting requirements terminated (such that all such options would then become immediately exercisable), to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted.

Employment Agreement with James V. Dandeneau

In connection with its acquisition of the assets of Putnam Plastics Corporation in November of 2004, the Company’s subsidiary, Putnam Plastics Company LLC, entered into an Employment Agreement with Mr. Dandeneau, effective November 10, 2004. The Company purchased substantially all of the assets and assumed selected liabilities of Putnam Plastics Corporation, which was owned by MPAV Acquisition LLC, and in doing so, assumed the Employment Agreement with Mr. Dandeneau. Pursuant to the agreement, Mr. Dandeneau serves as President Putnam Plastics Company LLC. The initial term of the agreement ends on November 9, 2007. The agreement entitles Mr. Dandeneau to receive (i) an annual base salary of $200,000; (ii) the option to acquire 40,000 shares of the Company’s Common Stock, vesting in four equal annual installments beginning on November 10, 2005; at an exercise price equal to $2.40 per share; (iii) additional compensation in the form of an annual target bonus equal to 45% of the annual base salary and/or stock option grants determined by and in the sole discretion of the Board of Directors of the Company; (iv) an automobile allowance of $500 per month; and (v) certain other fringe benefits and perquisites as set forth in the amended agreement.

The agreement provides that if Mr. Dandeneau’s employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Mr. Dandeneau for “Good Reason,” Mr. Dandeneau would become entitled to a lump-sum payment equal to the sum of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination until November 9, 2007, plus (ii) 100% of the target bonus otherwise payable until November 9, 2007. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), or (y) a material diminution in the position, duties and/or responsibilities of Mr. Dandeneau upon or following a “Change of Control of the Company” (as defined in the agreement), provided that Mr. Dandeneau elected to terminate the agreement on that basis not later than two years following the date of such Change of Control.

Employment Agreement with Dean J. Tulumaris

Effective May 26, 2005, the Company amended its Amended and Restated Employment Agreement with Mr. Tulumaris, which superseded and replaced the Offer Letter between the Company and Mr. Tulumaris, dated July 31, 2002. Pursuant to the agreement and subsequent amendment, Mr. Tulumaris serves as Chief Operating Officer of the Company. The initial term of the amended agreement ends on May 17, 2006, and then automatically renews for successive one-year periods unless or until Mr. Tulumaris or the Company gives notice of his or its intention not to renew. The agreement entitles Mr. Tulumaris to receive (i) an annual base salary of $180,000; (ii) a one-time grant of 100,000 incentive stock options, vesting in four equal annual installments beginning on May 18, 2005, at an exercise price equal to $1.74 per share; (iii) a one-time cash bonus of $20,000, (iv) additional compensation in the form of an annual target bonus equal to 45% of the annual base salary and/or stock option grants determined by and in the sole discretion of the Board of Directors of the Company; (v) an automobile allowance of $500 per month; and (vi) certain other fringe benefits and perquisites as set forth in the amended agreement.

If the Company elects not to renew the amended agreement at the end of any one-year term, then the Company shall pay to Mr. Tulumaris his base salary for a period of 12 months following the termination of the amended agreement, as and when the same would otherwise be due including continuation of employee health insurance as provided to active employees, and an amount equal to 100% of his target bonus as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

The amendment to the Amended and Restated Employment agreement provides that if Mr. Tulumaris’ employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Mr. Tulumaris for “Good Reason,” in addition to the other rights to which Mr. Tulumaris is entitled upon a termination as provided in the Amended and Restated Employment Agreement, Mr. Tulumaris would become entitled to a lump-sum payment equal to the sum of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 100% of the bonus otherwise payable for the fiscal year during which termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), or (y) a material diminution in the position, duties and/or responsibilities of Mr. Tulumaris upon or following a “Change of Control of the Company” (as defined in the agreement), provided that Mr. Tulumaris elected to terminate the agreement on that basis not later than two years following the date of such Change of Control.

Employment Agreement with Ming H. Wu

On March 1, 2003, the Company entered into an Amended and Restated Employment Agreement with Dr. Ming H. Wu. Pursuant to the agreement, Dr. Wu serves in the capacity of Vice President – Office of Technology. The agreement is a one-year employment agreement, which automatically renews for successive one-year periods unless or until Dr. Wu or the Company gives notice of his or its intention not to renew. Pursuant to this provision, the term of the agreement has most recently been automatically renewed through February 28, 2006. The employment agreement entitles Dr. Wu to receive (i) an annual base salary of $150,000; (ii) additional compensation in the form of an annual target bonus of 35% of Dr. Wu’s annual base salary and/or stock option grants, determined by and in the sole discretion of the Board of Directors of the Company; and (iii) certain other fringe benefits and perquisites as set forth in the agreement. In July 2005, Dr. Wu’s salary was increased from $156,015 to $161,944.

If the Company elects not to renew the employment agreement at the end of any one-year term, then the Company shall pay to Dr. Wu his base salary for a period of 12 months following the termination of the employment agreement, as and when the same would otherwise be due, and an amount equal to 50% of his target bonus, as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

Dr. Wu’s agreement also provides that if his employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Dr. Wu for “Good Reason,” Dr. Wu would become entitled to a lump-sum payment equal to the sum of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), or (y) a material diminution in the position, duties and/or responsibilities of Dr. Wu upon or following a “Change of Control of the Company” (as defined in the agreement), provided that Dr. Wu elected to terminate the agreement on that basis not later than two years following the date of such Change of Control.

Each of the employment agreements described above also contains substantially similar provisions with respect to termination in the event of the death or due to the disability of the employee. In the event of a termination upon the death of any such employee, his employment shall terminate effective at the time of death; provided, however, that such termination shall not result in the loss of any benefit or rights, which he may have accrued through the date of his death. If his employment is terminated prior to the expiration of the term due to his death, the Company shall make a severance payment to the employee or his legal representatives equal to his regular salary payments through the end of the month in which such death occurs. In addition, the Company shall make a severance payment to the employee or his legal representative equal to his target bonus, pro rated for the portion of such fiscal year completed prior to his death; provided, however, that such pro rated portion of his target bonus shall be paid following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company. If one of the employees becomes disabled (as described in his employment agreement), his employment may be terminated, at the Company’s option, at the end of the calendar month during which his disability is determined; provided, however, that such termination shall not result in the loss of any benefits or rights which such employee may have accrued through the date of his disability. If the employee’s employment is terminated prior to the expiration of the term due to his disability, the Company shall make a severance payment to him or his legal representative equal to his regular salary payments for a period of six months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for such employee’s benefit.

Certain Relationships and Related Transactions

On November 9, 2004, the Company, through its wholly owned subsidiary, Putnam Plastics Company LLC (“Putnam Plastics Company”), completed its acquisition of substantially all of the assets and assumed selected liabilities of Putnam Plastics Corporation (the “Putnam Acquisition”). (The term “Putnam” is used herein to refer to the business operated by Putnam Plastic Corporation prior to the Putnam Acquisition and Putnam Plastics Company thereafter). In connection with the Putnam Acquisition, the Company entered into agreements with James V. Dandeneau, the sole shareholder of Putnam Plastics Corporation. Mr. Dandeneau is now an executive officer of the Company and serves on the Board of Directors.

The Company paid a purchase price of $18.9 million in cash, 2,857,143 shares of the Company’s common stock, and $2.5 million in deferred payments. The deferred payments are non-interest bearing and are required to be paid in three equal annual installments beginning November 9, 2005. The 2,857,143 shares of the Company’s common stock included as part of the consideration for the acquisition were issued without registration in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving any public offering. Under the terms of the Purchase Agreement, the shares are subject to certain restrictions, including a black out period during which the sole shareholder of Putnam Plastics Corporation is prohibited from selling any of the shares for a period of 18 months after November 9, 2004, and after such 18-month period, the sole shareholder of Putnam Plastics Corporation is generally prohibited from selling more than 250,000 shares through the public markets in any calendar quarter.

In conjunction with the Putnam Acquisition, the Company signed a lease for Putnam’s manufacturing facility located in Dayville, Connecticut in which the sole shareholder of Putnam Plastics Corporation is the lessor. The term of the lease is from November 10, 2004 to November 30, 2009 with renewal options to extend the term for thirty months. The monthly rent was based on an independent appraisal and is $18,000. The Company is also responsible for certain insurance, taxes and maintenance on the facility.

In addition, the Company is leasing 2,012 square feet of warehousing space from the sole shareholder of Putnam Plastics Corporation on a month-to-month basis. Total rent paid to the sole shareholder of Putnam Plastics Corporation was $145,000 during the year ended June 30, 2005. Mr. Dandeneau is also the 50% shareholder of a company that is a supplier and customer of Putnam. Purchases from and sales to this company were $124,000 and $13,000, respectively, during the period from November 9, 2004 to June 30, 2005.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management of the Company has the primary responsibility for the financial statements and the reporting process of the Company including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP the Company’s independent registered public accounting firm responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plans for the Company’s annual audits. The Audit Committee met with the independent registered public accounting firm to discuss the results of their audits along with management’s responses to significant matters. Also, the Audit Committee discussed with management and the independent registered public accounting firm the integrity, adequacy and effectiveness of the Company’s financial reporting processes and accounting and financial controls. The Audit Committee held seven meetings during the fiscal year ended June 30, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors of the Company has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

Carmen L. Diersen
W. Andrew Krusen, Jr.
Francis Marchal

Compensation Committee Report on Executive Compensation

General

The goals of the Company’s executive compensation program are as follows: (i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company’s executives to achieve the Company’s business strategy; and (iii) to align the interests of the Company’s executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company’s executive officer compensation program are base salary, annual cash bonuses and stock options. The Company’s two stock option plans are administered by Messrs. Coady and de Beaumont and Dr. Snape, as described below. Certain of the Company’s executive officers also receive additional forms of compensation as described in the Summary Compensation Table and the footnotes thereto. For fiscal year 2005, the Compensation Committee made decisions with respect to the compensation of executive officers of the Company.

Base Salary

Base salaries for the Company’s executive officers are determined, in part, through general geographic market conditions and comparisons with companies in the same or similar industries and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive’s base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual’s contribution to the Company over the preceding year; (ii) a change in the individual’s responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

Annual cash bonuses are paid to the Company’s executive officers based upon both the performance of the Company in the prior year and the performance of the executive officer, such performance measured against criteria that are established by the Compensation Committee and communicated to the executives during the fiscal year. The Compensation Committee also makes a tentative determination early in the fiscal year as to the aggregate amount of bonuses that will be paid to the Company’s employees at the end of the fiscal year based upon various results of the Company (usually based upon pre-tax income, but possibly adjusted for certain matters). Then, following the end of the fiscal year, the Compensation Committee determines the bonuses paid to the Company’s executives with respect to the prior fiscal year.

Equity Incentives

The Compensation Committee believes that equity compensation should be emphasized in the compensation of executive officers because it is directly linked to the interests of the Company’s stockholders. The Company’s equity incentives to executive officers have been primarily in the form of stock option grants. Stock options are generally issued at an exercise price equalt to the fair market value on the date of grant and will vest in equal installments of 1/6 only upon achievement of each of two performance measures set over a three-year period as defined for each award. Such stock options generally become valuable only if the executive officer receiving the same continues in the employ of the Company and the stock price of the Company’s Common Stock subsequently increases.

Compensation of Chief Executive Officer

In determining the salary, bonus and options to be granted to the Company’s Chief Executive Officer in fiscal year 2005, the Compensation Committee attempted to follow the policies for executive compensation described above. By virtue of his employment agreement with the Company entered into in an earlier fiscal year, Mr. Binch entered the 2005 fiscal year with a base salary of $300,000. Mr. Binch received a bonus of $69,498 in fiscal year 2005, which bonus was granted to him pursuant to the Company’s normal bonus plan with respect to the Company’s and his performance in fiscal 2004. In approving the bonus, the Compensation Committee met with Mr. Binch to evaluate his performance, the Company’s performance in fiscal 2004 and the performance of the Company’s other executive officers. The Compensation Committee awarded Mr. Binch’s bonus in light positive developments that had occurred during fiscal year 2004.

Tax Deductibility

Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for “performance-based compensation” the material terms of which are disclosed to and approved by stockholders. The Company believes its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is the Company’s intent to modify, when necessary, compensation plans for the Company’s executive officers so that the Company’s federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

By the Compensation Committee of the Board of Directors:

Michel de Beaumont
Kempton J. Coady, III
Dr. Edwin Snape

Compensation Committee Interlocks and Insider Participation

Messrs. de Beaumont and Coady and Dr. Snape served on the Compensation Committee during the fiscal year ended June 30, 2005. None of those individuals has ever served as an officer or employee of the Company. No interlocking relationship existed during fiscal 2005 between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10% beneficial owners of the Company’s Common Stock to file certain reports concerning their ownership of the Company’s equity securities. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recently completed fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recently completed fiscal year, no person who, at any time during the fiscal year, was a director, officer or beneficial owner of 10% or more of the Company’s Common Stock failed to file on a timely basis, as disclosed on such forms, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Performance Graph

PROPOSAL NO. 2 - AMENDMENT TO MEMRY CORPORATION’S CERTIFICATE OF INCORPORATION

On September 28, 2005, the Company’s Board of Directors adopted a resolution in which it declared it advisable and in the best interest of the Company to amend the Company’s Certificate of Incorporation to increase the number of shares of Common Stock that the Company has the authority to issue by Twenty Million (20,000,000) shares (the “Capitalization Amendment”), and directed that the Capitalization Amendment be submitted to a vote of the stockholders at the Annual Meeting. If the Capitalization Amendment is adopted, the number of shares of stock that the Company has the authority to issue would be increased to an aggregate of Sixty Million One Hundred Thousand (60,100,000) shares, of which Sixty Million (60,000,000) shares would be Common Stock and One Hundred Thousand (100,000) shares would be preferred stock.

If this proposal is adopted, the text of the revised first paragraph of Section 4 of the Company’s Certificate of Incorporation will be amended to read as follows:

4.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million One Hundred Thousand (60,100,000) shares, consisting of (a) Sixty Million (60,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share, and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share.

The Certificate of Incorporation currently authorizes the issuance of up to Forty Million One Hundred Thousand (40,100,000) shares, consisting of (a) Forty Million (40,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share, and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share. As of October 21, 2005, the Company had 28,754,240 shares of Common Stock and no shares of preferred stock outstanding. In addition, 850,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants and approximately 6,000,000 shares of Common Stock were reserved for issuance in connection with the Company’s stock option plan.

Reasons for and the Effect of the Increase in Number of Authorized Shares

The Board of Directors believes that it is in the best interest of the Company and its stockholders to increase the number of authorized shares of Common Stock in order to have additional shares available for issuance to meet various business needs as they may arise and to enhance the Company’s flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, employee benefit programs, corporate business combinations, funding of business acquisitions, and other corporate purposes. In addition, financing may be required to fund operations if the Company is unable to achieve and maintain a positive cash flow or to finance the expansion of the Company’s business, and some or all of that financing might best be obtained by the sale of Common Stock. The Company is not able to accurately forecast whether additional shares of Common Stock will need to be sold, or how many, because it is not certain at this time whether additional financing will be required, or how much, nor what portion, if any, of such financing will consist of sales of Common Stock, as opposed to loans or sales of preferred stock.

The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon earnings per share or the proportionate voting power of the present stockholders of the Company. However, to the extent that shares are subsequently issued in connection with any corporate action to persons other than the present stockholders, such issuance could have a dilutive effect on the earnings per share and voting powers of present stockholders.

Although the Board of Directors periodically considers transactions such as those referred to above, it currently does not have plans to issue any significant amount of such Common Stock, except as reserved for issuance upon the exercise of outstanding warrants and options to purchase the Company’s Common Stock.

In addition, although the issuance of shares of Common Stock in certain instances may have the effect of forestalling a takeover, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure. The Company is not aware of any proposed or contemplated transaction of this type, and this amendment to the Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

The authorized shares of Common Stock and preferred stock in excess of those currently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations.

In connection with this proposal, the Company recommends that each stockholder consider the financial statements of the Company as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, a copy of which is being furnished to each stockholder together with this Proxy Statement.

Recommendation of the Board of Directors

The Board of Directors recommends approval of the Capitalization Amendment. The approval of the Capitalization Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock. Proxies solicited by the Board of Directors will be voted FOR the Capitalization Amendment unless stockholders specify otherwise.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has audited the consolidated financial statements of the Company for the fiscal year ended June 30, 2005. The Board of Directors of the Company, acting upon the recommendation of the Audit Committee, appointed Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2006.

On September 30, 2003, the Company dismissed McGladrey & Pullen, LLP as its independent registered public accounting firm and appointed Deloitte & Touche LLP as its new independent registered public accounting firm. The decision to dismiss McGladrey & Pullen, LLP and to retain Deloitte & Touche LLP was approved by the Company’s Board of Directors upon the recommendation of the Audit Committee, which reviewed the professional competence of Deloitte & Touche LLP and its audit scope. While the Audit Committee had been pleased with the job done by McGladrey & Pullen, LLP since its retention in September 1995, the Audit Committee believed that the Company had grown to the size and complexity where a “big four” auditing firm had become necessary.

During the Company’s two most recent fiscal years, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused them to make reference thereto in connection with their report on the Company’s financial statements for such years.

It is expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions of stockholders and to make a statement if he so desires.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for audit services rendered by Deloitte & Touche LLP for fiscal years 2005 and 2004, and the aggregate fees billed during fiscal years 2005 and 2004 for professional services rendered by Deloitte & Touche LLP of the other types listed below, were as follows:

	Fiscal Year 2005	Fiscal Year 2004
Audit Fees	$161,570	$120,750
Audit-Related Fees	$6,880	$7,500
Tax Fees	$27,950	$66,142
Acquisition and All Other Fees	$175,838	$51,344

Audit-Related Fees for fiscal 2005 were comprised of reviewing the annual report to shareholders and Sarbanes-Oxley compliance plan. Tax Fees for fiscal 2005 were comprised of tax return and estimate preparation ($18,350) and miscellaneous tax research ($9,600). Acquisition and All Other Fees for fiscal 2005 were primarily related to the Putnam acquisition. The Audit Committee pre-approved all of these services except for the license to access the Deloitte Accounting Research Tool (DART), which services, representing less than 1% of the total amount of fees paid by the Company to Deloitte & Touche LLP during fiscal 2005, were approved by the Audit Committee pursuant to Rule 210.2-01(c)(7)(i)(C) of the Securities and Exchange Commission’s Regulation S-X, as amended.

Audit-Related Fees for fiscal 2004 were comprised of a Sarbanes-Oxley Act of 2002 workshop. Tax Fees for fiscal 2004 were comprised of a research and development tax credit project ($60,468), return preparation assistance ($3,100) and miscellaneous tax research ($2,574). The Audit Committee pre-approved all of these services for fiscal 2004 except for those comprising return preparation assistance and miscellaneous tax research, which services, representing approximately 4.78% of the total amount of fees paid by the Company to Deloitte & Touche LLP during fiscal 2004, were approved by the Audit Committee pursuant to Rule 210.2-01(c)(7)(i)(C) of the Securities and Exchange Commission’s Regulation S-X, as amended.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the Annual Meeting of Stockholders to be held in 2006 must be received at the Company’s principal executive offices not later than June 30, 2006. In addition, the Company’s Bylaws outline procedures that a stockholder must follow to nominate directors or to bring other business before stockholders’ meetings. For a stockholder to nominate a candidate for director at the 2006 Annual Meeting of Stockholders, notice of such nomination must be given to the Secretary of the Company not later than 60 days and not earlier than 90 days in advance of such meeting. The notice must describe various matters regarding the nominee and conform to requirements specified in the Company’s Bylaws, a copy of which can be obtained by contacting the Secretary of the Company. For a stockholder to bring other business before the 2006 Annual Meeting of Stockholders, notice must be given to the Secretary of the Company not later than 60 days and not earlier than 90 days in advance of such meeting and must include a description of the proposed business, the reason for conducting such business and other specified matters. If a stockholder who wishes to nominate a director or to present a proposal fails to notify the Company within the required time periods, the stockholder will not be entitled to present the proposal at the 2006 Annual Meeting of Stockholders. However, notwithstanding the requirements of the Company’s Bylaws, if the nomination or proposal is brought before the 2006 Annual Meeting of Stockholders, then under the Securities and Exchange Commission’s rules, the proxies solicited by management with respect to such meeting will confer discretionary voting authority with respect to any such matter on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons selected by management to vote the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s rules. Proposals should be directed to the attention of the Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

OTHER MATTERS

As of the date of this Proxy Statement, the Company’s management does not know of any business, other than that mentioned above, which will be presented for consideration at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matters.

ANNUAL REPORT ON FORM 10-K/A

The Company hereby undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K/A, including the consolidated financial statements that have been filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the fiscal year ended June 30, 2005. Any such requests should be made in writing and directed to the Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

By Order of the Board of Directors,

Robert P. Belcher
Secretary

November     , 2005

MEMRY CORPORATION

PROXY FOR ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints James G. Binch and Robert P. Belcher, or either of them (the “Proxies”), as attorneys and proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Memry Corporation (the “Company”), registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 9, 2005 and at any adjournment thereof.

The shares represented hereby will be voted as directed by this Proxy. If no direction is made, the Proxies will vote such shares FOR the election of all nominees for director listed under Proposal No. 1 and FOR the adoption of the amendment to Memry Corporation’s Certificate of Incorporation described in Proposal No. 2, and such Proxies will vote in accordance with their discretion on such other matters as may properly come before the meeting.

(IMPORTANT—TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

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ANNUAL MEETING OF STOCKHOLDERS OF

MEMRY CORPORATION

December 9, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” THE ADOPTION OF THE AMENDMENT TO MEMRY CORPORATION’S
CERTIFICATE OF INCORPORATION.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:	O James G. Binch	O W. Andrew Krusen, Jr.	O Kempton J. Coady, III
	O Dr. Edwin Snape	O Francois Marchal	O Michel de Beaumont
	O Robert P. Belcher	O Carmen L. Diersen	O James V. Dandeneau

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Proposal to adopt the amendment to Memry Corporation’s Certificate of Incorporation:	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder                                                                     Date:

Signature of Stockholder                                                                     Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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